UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

Sona Mobile Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-12817 (Commission File Number)	95-3087593 (I.R.S. Employer Identification No.)

245 Park Avenue
New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 1, 2007, Sona Mobile Holdings Corp. (the “Company”) entered into amended and restated agreements relating to its existing strategic alliance with Shuffle Master, Inc. (“Shuffle Master”). The Amended and Restated Licensing and Distribution Agreement (the “Licensing Agreement”), effective as of February 28, 2007, among the Company, Shuffle Master and Sona Mobile, Inc., the Company’s wholly owned subsidiary, amends and restates in its entirety the Licensing and Distribution Agreement dated January 13, 2006 between the Company and Shuffle Master. The Amended and Restated Master Services Agreement (the “Services Agreement”), effective as of February 28, 2007, between the Company and Shuffle Master amends and restates in its entirety the Master Services Agreement dated January 13, 2006 between the Company and Shuffle Master.

Pursuant to the Licensing Agreement, Shuffle Master has granted to the Company and Sona Inc. a worldwide, non-exclusive license to the game content currently owned or, subject to Shuffle Master’s ability to license, acquired by Shuffle Master in the future; the Company and Sona Mobile, Inc. have collectively granted to Shuffle Master a worldwide, non-exclusive license to certain wireless platform software and enhancements, which supports the integration and mobilization of “casino” gaming applications into “in casino” wireless gaming delivery systems (collectively, the “Sona Software”) allowing players to wager remotely from approved areas of a casino via designated wireless hand-held devices (collectively, the “Wireless Gaming System”). In addition, the Company will install, integrate, mobilize and service the Wireless Gaming System, and the Company and Shuffle Master will distribute and market the Wireless Gaming System to casinos (which excludes horse race tracks without other wagering on premises). Shuffle Master has agreed that, through August 24, 2007, it will promote, market, distribute and sell on an exclusive basis the Wireless Gaming System and Sona-developed wireless extensions for Shuffle Master’s proprietary electronic multi-terminal games.

Net revenues received by Shuffle Master in connection with the Wireless Gaming System and the Sona Software will be shared 70%-30%, with the larger percentage going to the party having received the revenues. The Licensing Agreement has an initial term of five years and will automatically renew for successive periods of five years unless either party notifies the other, thirty days prior to expiration, of its desire not to renew. In connection with certain transactions with non-casino third parties, the Company and Shuffle Master will share initial up-front payments 60%-40%, and future consideration received 40%-60%.

Pursuant to the Services Agreement, the Company has agreed to customize, develop and power a “Shuffle Master branded” Wireless Gaming System that will incorporate game content currently owned by Shuffle Master, as well as game content to be developed by, or subject to Shuffle Master’s ability to license, acquired by Shuffle Master in the future. Additionally, the Company and Shuffle Master may incorporate game content owned by or to be developed by third parties and public domain games for use with the wireless gaming system.

Software development and related services will be provided to Shuffle Master pursuant to the terms of statements of work to be agreed upon by the parties from time to time. Shuffle Master will own all deliverables developed by the Company pursuant to a statement of work. During the term of the Agreement, the Company will be the exclusive provider of software maintenance services to Shuffle Master with respect to certain software applications identified in the statements of work. The

Services Agreement will expire on the later of five years after the effective date or the termination date on the last statement of work or software maintenance service period in effect.

Shuffle Master beneficially owns approximately 10.0% of the Company’s outstanding common stock. Paul Meyer, President and Chief Operating Officer of Shuffle Master, is a member of the Board of Directors of the Company.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Licensing And Distribution Agreement, effective as of February 28, 2007, among the Company, Sona Mobile, Inc. and Shuffle Master, Inc.
10.2	Amended and Restated Master Services Agreement, effective as of February 28, 2007, between the Company and Shuffle Master, Inc.*

*	Portions omitted pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: March 1, 2007	By:	/s/ Shawn Kreloff
		Name:	Shawn Kreloff
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.2	Amended and Restated Master Services Agreement, effective as of February 28, 2007, between the Company and Shuffle Master, Inc.*
*	Portions omitted pursuant to a request for confidential treatment.